

FORESTRY PRACTICES REPORT MARCH 2021

P&G conducted an assessment to identify opportunities to increase the scale, pace, and rigor of our efforts to eliminate deforestation and the degradation of intact forests in our wood pulp and palm oil supply chains. This report provides additional background, summarizes key findings, and highlights the outcomes and new actions we are taking in this important area. P&G conducted an assessment to identify opportunities to increase the scale, pace, and rigor of our efforts to eliminate deforestation and the degradation of intact forests in our wood pulp and palm oil supply chains. This report provides additional background, summarizes key findings, and highlights the outcomes and new actions we are taking in this important area.

IT'S OUR HOME P&G

EXECUTIVE SUMMARY

P&G is committed to responsible sourcing of materials like wood pulp, palm oil, and palm kernel oil, which we use in several of our product categories. These materials help us meet consumers' needs and demands for high performing products that improve their lives, and we continually work to ensure that we are following responsible practices in our supply chains for them. To help us further enhance our responsible sourcing work, P&G engaged internal and external stakeholders, including expert teams, key suppliers, and NGOs, to review our current wood pulp and palm oil sourcing practices and progress, to assess opportunities to increase the scale, pace, and rigor of our efforts, and ultimately to identify additional specific actions we could take. While P&G's existing efforts have been comprehensive, rigorous, and delivering significant progress in ensuring responsible sourcing practices, we identified and committed to several new actions and goals:

- We have accelerated the pace of our certification targets – accelerating our Palm Oil RSPO (Roundtable on Sustainable Palm Oil) certification target by 1 year and our wood pulp FSC (Forest Stewardship Council) certification target by 3 years for our Family Care business.
- We have adopted new, industry leading FSC certification targets for our P&G Family Care business – committing to source 75% FSC-certified wood pulp before 2022. As part of this accelerated progress, 95% of wood pulp we source from Ontario and Quebec, areas of focus for caribou protection, will be FSC certified before 2022. P&G Family Care has also declared a new ambition to achieve 100% FSC certification by 2030 and will work with partners to try and overcome the low supply of FSC-certified fibers available, which stands in the way of that goal today.
- We have implemented a new public reporting process to share information on the palm grievances we receive via our grievance reporting systems, and we have already published our first Palm Oil grievance tracking report.
- We have increased the transparency and scope of data reporting on our forestry practices – significantly increasing data on our wood pulp and palm oil sourcing, creating a new ESG portal to provide improved access to information on our overall ESG efforts (including Forestry), and we will report to CDP's Forestry Survey.
- We have updated our Palm Oil, Paper Packaging and Wood Pulp Sourcing Policies – providing greater transparency and integrating additional rigor into our supply chain expectations.
- Going beyond our responsible sourcing compliance, we continue to expand the scale of our efforts to protect, improve and restore forests and improve livelihoods. This includes a new partnership with WWF-Malaysia (World Wildlife Fund) to protect the Malayan tiger and its habitat.

We describe our assessment process and detailed conclusions further below. Comprehensive information on our expanded efforts, policies, and reporting is available in the Forestry section of our ESG portal: https://www.pginvestor.com/esg/environmental/forestry/default.aspx. Overall, our assessment reinforced that issues related to wood pulp and palm oil can be complex and challenging. We continue to learn from our supply chain and NGO partners and value the input they have provided to help inform our efforts. Further accelerating efforts will require all stakeholders – industry, government, and civil society – to work together. As a result, we will look for opportunities to continue to partner with others to help further accelerate positive impacts and will remain committed to transparently communicating our progress.

REVIEW PROCESS

P&G has had wood pulp and palm oil policies and programs in place for many years and has taken action over the last five years to increase the breadth and impact our efforts. In Fiscal Year 2021, P&G conducted a detailed review of our forestry-related programs to assess if and how we could even further increase the scale, pace, and rigor of our efforts. This process included:

- Benchmarking our policies and performance vs. peers in our industry
- Consulting with NGO partners to solicit input and ideas
- Engaging with suppliers to assess the feasibility and challenges associated with accelerating current efforts
- Sharing initial conclusions from our assessment with some of our largest shareholders, providing them an opportunity to comment on the direction and ambition of our proposed actions

We then reviewed the findings and recommendations with key internal stakeholders and senior leaders, arriving at the conclusions and actions outlined in this report.

PALM OIL

P&G uses ingredients derived from palm oil and palm kernel oil in a range of products, including in our fabric care, home care, and beauty care businesses. P&G's efforts to ensure responsible sourcing of palm derived materials are focused on three main pillars:

- Responsible Sourcing (Sourcing Policies, Supply Chain Transparency, RSPO Certification Goals)
- Compliance Monitoring (Supply Chain Monitoring, Grievance Tracking & Reporting)
- Partnerships & Programs for Positive Impact (Improving Livelihoods, forest Conservation and restoration, driving and influencing Industry standards)



P&G PALM RESPONSIBLE PALM APPROACH
P&G
~0.8% Global Production
P&G ~600k mT (23% PO / 77% PKO)
Palm Oil (PO) Palm Oil Derivatives (POD)
Palm Kernel Oil (PKO) Palm Kernel Oil Derivatives (PKOD)
RESPONSIBLESOURCING
Commitment to 100% RSPO in our Brands by 2021
100% Palm Oil purchases RSPO segregated
GOAL 100% Palm Oil Derivatives RSPO Certified
GOAL Palm Kernel Oil and Derivatives RSPO Certified by end 2021
Suppliers
Responsible Sourcing policy
MILLS
98% traced
65%
Malaysia
12%
10%
2%
6%
Indonesia
P&G sources the majority of our Palm Oils from Malaysia and Indonesia
COMPLIANCE MONITORING
Enterprise-wide supply chain monitoring using Earthqualizer
Proactive Engagement with FLA & Suppliers in key areas of labour and human rights
Transparency Public Grievance List FLA Reporting Public Mill List ESG Portal
PARTNERSHIP & FORCE FOR GOOD PROGRAMS
SMALLHOLDER PROGRAM
4,500 traced
Farms to serve as Community Resource Centers
Conserve and Protect Initiatives incl. supporting WWF-MY Tiger Program
GOAL Improve yields 30-50%
GOAL Driving good practice > 10,000 smallholders in 5 years
LEARNING FARMS
GOAL 250
Assessed baseline capability and sustainability gap of around 2,000 smallholder farmers in Johor, Malaysia
RSPO STA
RSPO Smallholder Training Academy Linking Learning
STRONGER IN PARTNERSHIP: ENGAGING AND ADVOCATING
RSPO Roundtable on Sustainable Palm Oil
JWG Jurisdictional Working Group
CGF Consumer Goods Forum
POCG Palm Oil Collaboration Group

The infographic and tables below provide additional perspective on our overall efforts, use of palm materials, and current RSPO certification status. For additional details on our efforts, please see the Palm Oil Section of our ESG Portal: https://www.pginvestor.com/esg/environmental/forestry/palm-overview/default.aspx.

P&G RESPONSIBLE PALM OILS DATA

P&G's Responsible Palm Sourcing Policy holds all suppliers to the same high standards with respect to No Deforestation, No Peat and No Exploitation (NDPE). This applies to all our palm oil purchases regardless of whether the palm oils are RSPO certified or not. All suppliers must comply with our P&G Palm Oil Policy, P&G Responsible Sourcing Expectations for External Business Partners and RSPO's 2018 Principles and Criteria (P&C's)

I. P&G RESPONSIBLE SOURCING: PALM OILS USAGE AND RSPO CERTIFICATION STATUS

P&G has committed to achieving 100% RSPO certified palm oils usage in P&G Brands by end 2021

(MT= Metric Tons)

P&G Brands	FY 2018-2019		FY 2019-2020		FY 2020-2021	
	MT	% RSPO Certified	MT	% RSPO Certified	MT	% RSPO Certified
Palm Oil	48,802	100%	44,936	100%	Current year data will be published after the close of FY20-21 which ends June 30, 2021.	
Palm Oil Derivatives	62,667	100%	62,996	100%		
Palm Kernel Oil	152,626	29%	169,626	44%		
Palm Kernel Oil Derivatives	85,322	0%	78,045	37%		
Total	**349,417**	**45%**	**355,603**	**59%**		

P&G Chemicals (PGC - our oleochemicals division) provides many of the palm materials used by P&G Brands. In addition, PGC also sells some materials to customers outside of P&G. To learn more please visit: https://www.pginvestor.com/esg/environmental/forestry/palm-overview/default.aspx

(MT= Metric Tons)

P&G Total (P&G Brands+ PG Chemicals)	FY 2018-2019		FY 2019-2020		FY 2020-2021	
	MT	% RSPO Certified	MT	% RSPO Certified	MT	% RSPO Certified
Palm Oil	63,802	100%	59,736	100%	Current year data will be published after the close of FY20-21 which ends June 30, 2021.	
Palm Oil Derivatives	62,667	100%	62,996	100%		
Palm Kernel Oil	288,694	16%	317,726	23%		
Palm Kernel Oil Derivatives	85,322	0%	78,045	37%		
Total	**500,485**	**34%**	**518,503**	**43%**		

	FY 2018-2019	FY 2019-2020	FY 2020-2021[1]
P&G Palm Mill List Published	✓	✓	✓
P&G Palm Supplier List Published	✓	✓	✓

II. P&G PALM COMPLIANCE MONITORING

P&G Program	FY 2018-2019	FY 2019-2020	FY 2020-2021
Environmental Monitoring - Earthqualizer	–	✓	✓
Grievance Tracker Published	–	–	✓

III. P&G PALM FORCE FOR GOOD PROGRAMS

P&G Program	FY 2018-2019	FY 2019-2020	FY 2020-2021
Improving Livelihood - Smallholders	✓	✓	✓
Conservation/Protection - WWF-MY Tiger Program	–	–	✓

INSIGHTS & OUTCOMES FROM OUR ASSESSMENT

1. **We have accelerated our RSPO Certification Glidepath:** RSPO certification is a critical element of our supplier compliance program, as the RSPO 2018 Principles & Criteria integrate the requirements of our Palm Oil Sourcing Policy. P&G has maintained 100% RSPO certification for the Palm Oil and Palm Oil Derivatives used in P&G brands since 2018. P&G also



Accelerating our RSPO Certification Commitment
BY END OF 2021
By end of 2022
100% RSPO certification for palm kernel oil and palm kernel oil derivatives

had an existing goal of achieving 100% RSPO certification for all Palm Kernel Oil (PKO) and Palm Kernel Oil derivatives (PKOD) used in P&G brands by the end of 2022. PKO/PKOD certification has been on a longer timeline due to industry supply constraints. Based on detailed assessment and continued supplier discussions regarding current and potential future supply options, we will now target to achieve 100% RSPO certification for PKO/PKOD materials used in P&G brands by the end of 2021, accelerating our previous target by a full year.

2. **We have implemented public grievance reporting:** In April 2020, we significantly enhanced our supplier compliance monitoring program by subscribing to Earthqualizer's satellite monitoring system, which issues alerts if it detects possible non-compliance with our Palm Oil Sourcing Policy. This system monitors not just our physical supply chain but also the enterprise-wide compliance of our suppliers. Our review reinforced that stakeholders are looking for additional

insight into the findings of this and other grievance reporting systems and the actions P&G is taking in response to reports. As a result, we will now implement a system to publicly share information on grievances we receive via the Earthqualizer system as well as P&G's existing grievance reporting system. In addition, we will share the actions taken against suppliers who have been in violation of our Palm Oil Sourcing Policy. Additional details on P&G's Palm Oil Grievance Tracker can be found here: https://s1.q4cdn.com/695946674/files/doc_downloads/esg/2021/PG_ESG_Palm_Oils_Grievance_Tracker_FINAL.pdf

3. **We have strengthened our Palm Oil Sourcing Policy**: Our review also identified the need to clarify and update certain aspects of our Palm Oil Sourcing Policy. Accordingly, we updated our supply chain expectations, clarifying and revising aspects like cut-off dates, restoration expectations, and the protection of human rights, land rights, and environmental supporters. We also integrated into the Policy the enhanced compliance monitoring and grievance tracking discussed above. Our updated policy can be found attached and here: https://s1.q4cdn.com/695946674/files/doc_downloads/esg/2021/PG_ESG_FOREST_POSITIVE_PALM_SOURCING_POLICY_FINAL.pdf

4. **We will continue to advance Conservation and Restoration Efforts:** P&G's palm oil efforts have included a formal program to improve the livelihood of palm smallholders (small, independent farmers) by helping them increase their yields from existing lands. P&G created the Centre for Sustainable Smallholders and is developing core learning farms, where agronomists work with smallholders to implement agricultural practices that have been shown to increase yields by up to 30%.

5. **In 2019 we communicated our intent to expand the scale and scope of our efforts** to include conservation and protection of sensitive areas in key sourcing regions. After evaluating potential opportunities, we have now launched our first project: a partnership with WWF-Malaysia to support tiger conservation in Malaysia. Additional details on this effort can be found here: https://www.wwf.org.my/media_and_information/media_centre/?28585/PG-Partners-with-WWF-Malaysia-to-Protect-the-Malayan-Tiger-and-its-Habitat

6. **We are committed to continuing to review and identify opportunities** to increase our palm oil efforts. We have integrated these new program attributes into the information in our online portal and will continue to provide updates on our progress and programs here: https://www.pginvestor.com/esg/environmental/forestry/palm-overview/default.aspx

WOOD PULP

P&G purchases wood pulp for tissue, towel, and absorbent hygiene products. Though we do not own or manage forests, we have a responsibility through our procurement practices to help ensure the sustainability of the world's forest resources. As such, we are committed to understanding our pulp fiber sources, providing transparency in sourcing, and ensuring that sustainable forest management practices are used in our supply chain.

In addition to our commitment that within our supply chain, for every tree we use, at least one is regrown, a critical component of our efforts has been to require that 100% of the wood pulp we source is certified by a leading third-party certification system that ensure forests are responsibly managed. The tables below provide additional perspective on our use of wood pulp and certification status. For additional details on our efforts please see the Wood Pulp section of our ESG Portal https://www.pginvestor.com/esg/environmental/forestry/pulp/default.aspx

Fiscal year	2014/15	2015/26	2016/17	2017/18	2018/19	2019/20
Total Tons Purchased (Millions of Air-Dried Metric Tons)	1.65	1.65	1.5	1.5	1.3	1.69
Sourcing by Country/Region (%)						
United States	610,500	627,000	495,000	480,000	364,000	625,300
Canada	462,000	445,500	465,000	495,000	455,000	523,900
Latin America	577,500	577,500	540,000	525,000	468,000	507,000
Europe					13,000	33,800
Third Party Program- % of Total						
FSC CoC	35	33	33	37	39	51
SFI	51	47	47	26	35	15
PEFC/CSA-SFM	15	18	18	30	22	15
FSC CW	-	2	2	7	4	19
Unclassified	-	-	-	-	-	-

II. *FSC CoC = Forest Stewardship Council Chain of Custody*
III. *SFI = Sustainable Forestry Initiative*
IV. *PEFC/CSA-SFM = Programme for the Endorsement of Forest Certification/Canadian Standards Association Sustainable Forest Management standard*
V. *FSC CW = Forest Stewardship Council Controlled Wood*

INSIGHTS & OUTCOMES FROM OUR ASSESSMENT

1. **We will accelerate Our Forest Stewardship Council Certification Glidepath:** Since 2015, P&G has required that 100% of the wood pulp we source is certified by a leading third party certification system (such as Forest Stewardship Council (https://www.fsc.org/en/about-us), Sustainable Forestry Initiative (https://www.forests.org/who-we-are/), and Programme for the Endorsement of Forest Certification (https://www.forests.org/who-we-are/). These systems ensure forests are responsibly managed and adhere to multiple criteria for sustainable forest management, including:
   - Ensures no deforestation
   - Replanting and reforestation after harvesting
   - Preserves water, soil, and air
   - Protects biodiversity
   - Respects right of indigenous peoples (Free, Prior and Informed Consent as outlined in https://www.un.org/development/desa/indigenouspeoples/declaration-on-the-rights-of-indigenous-peoples.html)
   - Protects endangered species

P&G prefers the Forest Stewardship Council (FSC) certification, one of the world's most trusted and robust forest certifications. Currently, however, the availability of FSC-certified pulp is insufficient to meet the demands of our industry. We have long been collaborating with our supply chain partners and stakeholders to increase FSC-certified forest acreage. In our assessment, we examined if and how we and our partners could accelerate our efforts to increase supply. One of the challenges that we continue to face is that P&G is a relatively small stakeholder in the countries where we source pulp. For example, we source 3% or less of the wood pulp from countries of origin and less than 1% of the total wood products being produced by these countries. Instead, the lumber industry is the main purchaser of wood products from these forests and would need to support the FSC certification efforts for more of our suppliers to become FSC certified.

Nevertheless, based on the groundwork we have laid over the last decade, we believe that P&G Family Care can accelerate its FSC commitment by three years. Now, P&G Family Care will work to ensure 75% of our wood pulp is FSC certified before 2022. As a component of this effort, before 2022, P&G Family Care will target having 95% of Ontario and Quebec wood pulp be FSC certified. Ontario and Quebec represent key areas of focus for the protection of caribou. In addition, P&G Family Care has a new ambition to deliver 100% FSC certified wood pulp by 2030. As our review and analysis confirmed, P&G's ability to increase the percentage of FSC certified fibers we purchase largely depends on an increase in the supply of FSC certified fiber available. This increase will require industry-wide effort.


Accelerating our RSPO
Certification Commitment
BEFORE 2022
Before 2023
100% RSPO certification for palm kernel oil
and palm kernel oil derivatives

1. **We will strengthen Responsible Sourcing Efforts**: To deliver on this commitment P&G has strengthened our Wood Pulp Sourcing Policy attached and available here https://s1.q4cdn.com/695946674/files/doc_downloads/esg/2021/PG-ESG-Wood-Pulp-Sourcing-Policy-FINAL318.pdf. Specifically, we have clarified our expectations for no deforestation confirmed

the protection of the rights of Indigenous Peoples and included stricter forest certification requirements. In addition, we will share the actions taken against suppliers who have been in violation of our Wood Pulp Sourcing Policy.

2. **We will increase Sourcing Transparency:** For many years P&G has tracked and reported annually the amount of wood pulp it purchases from suppliers certified under each of the forest certification schemes. As we assessed how we could enhance our transparency in this area we recognized an opportunity to provide more details about our sourcing to external stakeholders. Accordingly, we will become an industry-leader in wood pulp transparency sharing additional data on metrics like sourcing volume regions certification schemes relative size of sourcing tree harvesting timing and others. This information can be found via our new ESG portal.

3. **We will advance Conservation Efforts:** P&G and our Family Care brands go beyond responsible sourcing and support efforts to keep forests as forests for generations to come. We established several new efforts this past year and have been able to expand on a number of them.
   - P&G has been collaborating with the Arbor Day Foundation to plant 1 million trees between 2020-2025 in areas devasted by natural disasters, an increase in our initial commitment to the program. Generations to come will see the long-term benefits of trees planted, through a restored ecosystem, carbon sequestration and improved air and water quality for local communities.
   - Since July 2020, P&G Family Care, pulp supplier Suzano, and World Wildlife Fund have been collaborating on the Atlantic Forest Landscape Restoration Project in Brazil. This effort will produce forest landscape restoration and rehabilitation plans and methodologies for several degraded forest and agricultural landscapes in the Brazilian state of Espírito Santo.
   - In November 2020, we joined with longtime partner the Rainforest Alliance on its launch of the Forest Allies Community of Practice, serving as a founding member. The Forest Allies community is focused on protecting, restoring, and enabling responsible management of tropical forests.
   - We continue to work with the Nature Conservancy and the American Forest Foundation to help family forest owners in the U.S. better manage their forests

More information on these programs is available at https://us.pg.com/mapping-our-impact/.

We will continue to partner with stakeholders to assess our programs and progress and look for new opportunities to further enhance our efforts. We have integrated these new program elements into the information in our online portal https://www.pginvestor.com/esg/environmental/forestry/pulp/default.aspx.

INCREASING TRANSPARENCY & REPORTING

As part of our assessment process, we heard directly from investors and other stakeholders their desire for greater transparency and reporting by companies on both general issues related to environmental, social, and governance topics as well as the specific matters covered in this report. Therefore, to enhance our overall reporting and transparency, we will:

1. **Launch an online portal that will provide improved access to relevant information and data related to key ESG topics.** This portal will include relevant policies, a description of our overall management efforts, progress against goals, and relevant data and metrics. We plan to evolve this content over time, but the initial version of this portal, which includes the most up to date information on our palm oil and wood pulp efforts, is now available via https://www.pginvestor.com/esg/esg-overview/default.aspx.

2. **Respond to CDP Forest Survey**: We will respond to the CDP Forest Survey during their next reporting window.

CONCLUSION

In conclusion, our assessment reinforced that supply chain and reporting issues related to wood pulp and palm oil are complex and challenging. Nevertheless, we continue to learn from our supply chain and NGO partners and value the input they have provided to this assessment and our efforts more generally. Further accelerating our work will require all stakeholders – industry, government, and civil society – to work collaboratively toward our shared goal of eliminating deforestation and the degradation of intact forests. As we do our part, we will continue to partner with others to help further accelerate positive impacts and will remain committed to transparently communicating our challenges and progress.

Attachment A: Palm Oil Sourcing Policy (updated March 2021)

Attachment B: Wood Pulp Sourcing Policy (updated March 2021)

Attachment A

Palm Oil Sourcing Policy



P&G'S FOREST POSITIVE SOURCING POLICY

Protection of forests and other natural ecosystems is critical for maintaining biodiversity, combating climate change, and sustaining livelihoods. As part of our overall sustainability goals, P&G is committed to eliminating deforestation and ecosystem conversion from our supply chains and to safeguarding human rights across all our operations and suppliers. Given that wood pulp, fiber-based packaging and palm oil are known drivers of deforestation, we have a sourcing policy to address each commodity.

P&G directly sources wood pulp for tissue, towel, and absorbent hygiene products and palm oil for fabric, home, and personal care products. We also source paper-based packaging to house and transport our products. We will diligently pursue sourcing that protects forests and the communities that rely on them. We aim to eliminate deforestation, protect or conserve special sites, respect human and labor rights, and affirm the rights of Indigenous Groups.

P&G PALM OIL POLICY AND SUPPLIER EXPECTATIONS

PURPOSE

The purpose of this document is to share P&G's expectations with our suppliers on standards for the responsible sourcing of palm, and how to apply these standards to their supply chains, enterprise wide including 3rd parties. P&G refers to The Procter & Gamble Company, its joint ventures, and operating units.

NO DEFORESTATION, NO PEAT AND NO EXPLOITATION

P&G is committed to responsibly sourcing palm from suppliers and via supply chains that protect eco-systems from conversion and deforestation, respect human and labor rights, and respect land tenure rights. As such, our direct suppliers are expected to be RSPO Members and have the necessary policies and procedures in place to follow P&G's Responsible Sourcing Guidelines for External Business Partners (https://pgsupplier.com/guidelines/pg-guidelines-for-suppliers) and the 2018 RSPO Principles and Criteria (P&C) (https://rspo.org/principles-and-criteria-review), which include the following standards:

- High-conservation-value ("HCV") areas and high-carbon-stock* ("HCS") forests are protected
- No new development of peat lands regardless of depth
- No burning to clear land for new development or replanting
- Respect for human and labor rights
- Protect and support human rights, land rights and environmental defenders
- Respect of land tenure rights, including rights of indigenous and local communities to give or withhold their free, prior, and informed consent (FPIC) for development of land they own legally, communally or by customary rights

**The High Carbon Stock Approach ("HCSA") Toolkit should be applied to identify and conserve HCS forest.*

RSPO CERTIFICATION

RSPO (Roundtable on Sustainable Palm Oil) certification is an assurance that the standard of palm oil production is sustainable. P&G expects all direct palm suppliers to be RSPO certified and maintain that certification for all supply to P&G. For P&G brands, we expect to achieve 100% RSPO certification Mass Balance (at a minimum) in our supply chain by the end of 2021 and will publicly report RSPO certification status on an annual basis. We further strive to achieve RSPO certification Segregated for palm oil and palm oil derivative purchases.

We will report annually the procured volume and its RSPO certification schemes type for P&G Brands and use in P&G Chemicals for external sales. We will also follow the tiered approach below for reporting of palm supply chains (* for direct sourcing of P&G materials *)

- RSPO Segregated (SG) certified volume
- RSPO Mass Balance (MB mixed certified and non-certified) volume from certified mill supply shed will be reported under RSPO certification and supply shed compliance based on the IRF
- Volume from non-certified mill supply shed compliance will be reported based on the IRF.

P&G PALM OIL POLICY AND SUPPLIER EXPECTATIONS

Transparency

Improving and promoting supply chain transparency is a key enabler to delivering our responsible sourcing expectations. We expect direct suppliers to trace palm kernel oil back to the original mill and palm oil back to the plantation of origin. We will publish our mill list and update it two times per year. We also expect direct suppliers to publish their concession maps and support industry efforts to develop a common approach for publishing these maps.

Monitoring

We are partnering with technical service organizations to implement satellite imaging-based tool to monitor, detect and alert incidents of deforestation, peat clearing, development without prior High Carbon Stock assessment and fire/hot spot.

Grievance

All of our direct suppliers are expected to address incidents and report the actions taken to remediate and mitigate future incidents from occurring. A summary of the incidents reported to us will be published and updated three times a year. In addition to sharing with us, we expect our direct palm oil and palm kernel oil suppliers to have their own public grievance policy and public dashboard to report incidents received and actions taken to investigate, remediate and mitigate.

P&G requires direct suppliers to remediate non-compliance when they are confirmed to have caused or contributed to deforestation or conversion after December 31, 2015, or, if supplier maintains an earlier cut-off date, by such earlier cut-off date.

Our approach to remediation of deforestation or conversation is as follows:

- If our supplier does not acknowledge and take action to remediate the incident, we will suspend or eliminate palm purchases from that supplier. A supplier would need to have a documented action plan and demonstrate meaningful progress to be considered for reinstating supply agreements.
- If the land in question is already producing Fresh Fruit Bunches ("FFB"), supplier will ensure no FFB or palm from the area is supplied to P&G
- If the land in question is not producing FFB:
    - For landowners:
        - Immediate halt to any further development activities
        - Development and implementation of a restoration or compensation plan
    - For non-landowners:
        - The supplier should immediately suspend sourcing from the area in question
        - The supplier should work with the landowner to develop and implement a restoration or compensation plan
        - Should the landowner be unwilling to develop and implement a restoration or compensation plan, we expect our supplier to suspend or eliminate purchase from the landowner

Our approach to restoration or compensation is as follows:

- Comply with applicable laws
- In the absence of any agreed framework, use a multi-stakeholder process to define a scientifically valid and meaningful method to restore the impacted land, or conserve/restore equivalent (or greater) areas similar to the impacted ecosystem and its associated values.
- The restoration or compensation plan should include protection and monitoring mechanisms that reflect the concept of shared responsibility across business & landowners, local community, government, and civil society organization.

Attachment B

Wood Pulp Sourcing Policy



P&G'S FOREST POSITIVE SOURCING POLICY

Protection of forests and other natural ecosystems is critical for maintaining biodiversity, combating climate change, and sustaining livelihoods. As part of our overall sustainability goals, P&G is committed to eliminating deforestation and ecosystem conversion from our supply chains and safeguarding human rights across our operations and suppliers. Given that wood pulp, fiber-based packaging, and palm oil are valuable renewable resources, we have a sourcing policy to address each commodity.

P&G sources wood pulp for tissue, towel, and absorbent hygiene products and palm oil for fabric, home, and personal care products. We also source paper-based packaging to house and transport our products. We will diligently pursue sourcing that protects forests and the communities that rely on them. We aim to eliminate deforestation, protect or conserve special sites, respect human and labor rights, and affirm the rights of Indigenous Groups.

PAPER-BASED PACKAGING SOURCING POLICY

P&G's paper-based packing supports the safe movement of products to our consumer and customers. Packaging must be safe, strong, and recyclable. Paper-based packaging effects all parts of P&G's business from direct consumer packaging, paper materials for the final pallets, and promotional displays. P&G will give preference to recycled material and ensure that all packaging is recyclable by our consumers or retail customers.

FOREST POSITIVE

P&G is focused on having a Forest Positive impact and as such, suppliers are expected to play a part in conservation and restoration efforts beyond maintaining forest certification. Projects such as reforestation efforts, improving degraded lands, partnering with Indigenous Peoples, or protecting endangered species are elements of our Forest Positive approach.

ILLEGAL LOGGING

P&G will not use illegally sourced fiber or conflict timber in our products. We will document that fiber is legally harvested and that other legal requirements are met.

NO DEFORESTATION

P&G aims to eliminate deforestation. This policy prohibits deforestation in our paper-based packaging supply chain. Permanent conversion of land from forests to non-forest increases greenhouse gas emissions and has negative effects on the local communities and biodiversity that rely on them. P&G works with suppliers and stakeholders to address deforestation concerns in high-risk areas. P&G's commitment to increasing the use of third-party certification lowers the risk of deforestation within our supply chain.

HIGH CONSERVATION VALUE (HCV)

P&G will source only from suppliers that do not harvest from forests that are mapped High Conservation Value (HCV) areas without third-party certification. HCV forests are areas that have been designated to have critical or important environmental, cultural, ecological, or landscape values. These areas also include peatlands and high carbon stock forests. P&G supports multi-stakeholder efforts to develop information sources and tools that will help suppliers identify these areas on their own properties and in their procurement of wood raw materials from third-parties (e.g. www.hcvnetwork.org).

HUMAN RIGHTS

At P&G, respect for Human Rights is fundamental to the way we manage our business. We support the U.N. Guiding Principles for Business and Human Rights which respects and honors the principles of internationally recognized human rights including:

- Those rights expressed in The International Bill of Human Rights (i.e., Universal Declaration of Human Rights and the International Covenants on Economic, Social and Cultural Rights and Civil & Political Rights.) and
- The principles concerning fundamental rights as set out in the International Labor Organization Declaration on Fundamental Principles and Rights at Work.

As such, suppliers are expected to have the necessary policies and procedures in place to follow P&G's Responsible Sourcing Guidelines for External Business Partners. This includes supporting United Nations Declaration on the Rights of Indigenous Peoples, which declares that indigenous peoples have the right to full enjoyment, as a collective or as individuals, of all human rights and fundamental freedoms. P&G respects the rights of indigenous and local communities to give or withhold their free, prior, and informed consent (FPIC) for development of land they own legally, communally or by customary rights. The FPIC processes should be done in a culturally appropriate manner and follow credible methodologies such as the UN-REDD (2012) Guidelines on Free, Prior and Informed Consent and FAO (2015) Free, Prior and Informed Consent Manual.

FOREST CERTIFICATION

To support the implementation of our environmental and social commitments, all paper-based packaging sourced by P&G is required to be certified by at least one of the leading third-party certification systems (Forest Stewardship Council, Sustainable Forestry Initiative, or Programme for the Endorsement of Forest Certification). These claims require rigorous annual third-party, independent audits of forests and reviews of supplier's internal due diligence systems.

When P&G is unable to use recycled material for paper-based packaging, we will give preference to virgin paper-based packaging that is FSC® certified. P&G has preference for FSC certified materials and encourages suppliers to get their sourcing forests and supply chains fully FSC certified to the FSC Forest Management Standard. P&G joins many premier environmental non-governmental organizations in considering FSC the gold-standard of forestry certification systems. FSC protects biodiversity and ecosystems, supports Indigenous Peoples and local communities, and protect sensitive lands.

MONITORING & GRIEVANCE

P&G will continuously review all paper-based packaging suppliers to ensure they are providing us with sustainable sourced fiber and are in compliance with this policy and certification standards. If non-conformances are identified, we will work with our suppliers and certification partners to investigate these claims and take appropriate actions. P&G commits to resolving grievances in a timely manner and will take actions for non-compliance which could include temporary suspension of purchases, decreased purchasing, or termination of agreements. P&G has a P&G Business Conduct System to allow those both inside and outside the company to raise concerns.